EXHIBIT 10.28
January 2, 2006
Peter Holst
5335 Nassau Circle East
Englewood, CO 80110
Dear Peter:
I am pleased to offer you the position as President and Chief Operating Officer (“COO”) with Raindance, beginning on January 3, 2006. You will report to Don Detampel, Chief Executive Officer. You shall render exclusive, full-time services to the Company in this capacity. Your base salary will be $20,833.33 per month ($250,000.00 annually), paid on a bi-weekly basis and subject to standard payroll deductions and withholdings.
In addition to your base salary you will be eligible to earn an annual variable compensation bonus of 100% of your base salary upon achieving 100% of the annual targets set forth under the executive bonus plan which is adopted annually by the compensation committee of the Raindance Board of Directors. The committee shall determine, in its sole discretion, the actual bonus amount payable to you, if any, based upon achievement of such objectives at the end of each fiscal year. You must be employed by the Company at the time of the determination of the bonus, if any, in order to be eligible for receipt of the bonus.
At the next regularly scheduled meeting of the compensation committee of the Raindance Board of Directors in January of 2006, the committee expects to review the incentive equity programs and awards appropriate for the President and Chief Operating Officer position and take action relative to such programs and awards. Except as set forth in any other plan or policy of the Company, as long as you remain continuously employed by the Company, you agree to hold all shares of the Company’s common stock for a period of 24 months following the date of the award of the related shares and/or options; provided, however, the committee will review reasonable requests made by you for earlier sale of such shares for bona fide reasons.
Additionally, in the event your employment is terminated other than for Cause (as defined in the Company’s 2000 Equity Incentive Plan) by Raindance, Raindance will pay you as severance nine (9) months of your then current base salary, subject to standard payroll deductions and withholdings, provided you have executed the Company’s general release in favor of the Company and a written acknowledgement of your continuing obligations to the Company.

We have enclosed for your signature our Proprietary Information and Inventions Agreement. This agreement documents your confidentiality and certain other obligations to Raindance. Your signature and compliance therewith is a condition of this offer. In addition, you agree that you are subject to and will comply with the policies and procedures of the Company, as such policies and procedures may be modified, added to or eliminated from time to time at the sole discretion of the Company.
Raindance is an “at will” employer and therefore, this offer letter does not represent a contract of employment and should not be construed as such, whether expressed or implied. You specifically acknowledge that your employment with the Company is at-will and may be altered or terminated by either you or the Company at any time, with our without cause and/or without notice. The nature, terms or conditions of your employment with the Company cannot be changed by any oral representation, custom, habit or practice, or any other writing. In the event of conflict between this disclaimer and any other statement, oral or written, present or future, concerning terms and conditions of employment, the at-will relationship confirmed by the this disclaimer shall control. This at-will status cannot be altered except in writing signed by you and approved by the Board of Directors of the Company.
Enclosed is an original and a copy of the offer letter. Please sign and return the copy of the offer letter along with the Proprietary Information and Inventions Agreement to Stephanie Anagnostou by fax at (303) 928-3030 and in the enclosed envelope. This offer supersedes any and all other written or verbal offers and is valid for 48 hours unless earlier withdrawn.
Sincerely,
/s/ Don Detampel
Don Detampel
Chief Executive Officer
I understand and accept the terms of this employment offer.

Signed:	/s/ Peter Holst	Date: 1/3/06

Peter Holst
Start Date: 1/3/06
Social Security Number: XXX-XX-XXXX